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As filed with the Securities and Exchange Commission on July 28, 2006

Registration No. 333-133855

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIVX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	33-0921758 (I.R.S. Employer Identification Number)
4780 Eastgate Mall San Diego, California 92121 (858) 882-0600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

R. Jordan Greenhall
CEO and Chairman
DivX, Inc.
4780 Eastgate Mall
San Diego, California 92121
(858) 882-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Przesmicki, Esq. Jason L. Kent, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	David J. Richter, Esq. GC, Legal and Corporate Development Johnny Y. Chen, Esq. Associate General Counsel DivX, Inc. 4780 Eastgate Mall San Diego, California 92121 (858) 882-0600	Martin A. Wellington, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, $0.001 par value per share	$135,000,000	$14,445

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes $17,608,695 of shares that the underwriters have the option to purchase to cover over-allotments.

(2)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

Divx, Inc. has prepared this Amendment No. 3 to the Registration Statement on Form S-1 (Reg. No. 333-133855) for the purpose of filing with the Securities and Exchange Commission Exhibits 3.1, 3.2, 10.1, 10.3, 10.17 and 10.18 to the Registration Statement. Amendment No. 3 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the filing fee for The Nasdaq Stock Market.

Amount Paid or to be Paid

SEC registration fee	$14,445
NASD filing fee	14,000
The Nasdaq Stock Market filing fee	*
Blue sky qualification fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous expenses	*

Total	$

*
To be provided by amendment.

Item 14. Indemnification of directors and officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the completion of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•
transaction from which the director derives an improper personal benefit;

•
act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or redemption of shares; or

•
breach of a director's duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of DivX or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

We have entered into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number

Form of Underwriting Agreement	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering	3.1
Form of Amended and Restated Bylaws to be effective upon completion of this offering	3.2
Form of Indemnity Agreement	10.1
Third Amended and Restated Stockholders' Agreement dated October 19, 2005 between the Registrant and certain of its stockholders	10.13

Item 15. Recent sales of unregistered securities.

The following list sets forth information regarding all securities sold by us since January 2003.

(1)
In June 2003, we issued a warrant to purchase an aggregate of 100,000 shares of our common stock, with an exercise price of $0.3626 per share, to a service provider. The warrant will terminate in June 2008.

(2)
In July 2003, we issued a warrant to purchase an aggregate of 22,500 shares of our Series B preferred stock, with an exercise price of $0.36 per share, to a lender. Upon completion of this offering, this warrant will become exercisable for 22,500 shares of our common stock. The warrant will terminate in July 2013.

(3)
In January 2004, we issued subordinated convertible promissory notes in an aggregate amount of $425,410 to a group of affiliated investors, and a subordinated convertible promissory note in an aggregate amount of $500,000 to another investor, each with a maturity date of December 31, 2004. These promissory notes were converted into shares of Series C preferred stock in connection with our Series C preferred stock financing. In connection therewith, we also issued warrants to purchase an aggregate of 261,475 shares of our Series B preferred stock to the group of affiliated investors and a warrant to purchase an aggregate of 307,695 shares of our Series B preferred stock to the other investor, each with an exercise price of $0.36 per share. These warrants were cancelled by their terms in connection with our Series C preferred stock financing.

(4)
In March 2004, we issued a warrant to purchase an aggregate of 3,233 shares of our common stock, with an exercise price of $2.3232 per share, to an investor. The warrant was exercised in full in July 2005.

(5)
In March, April and October 2004, we issued and sold an aggregate of 4,251,194 shares of our Series C preferred stock to a group of investors at a price of $2.3232 per share for aggregate gross proceeds of approximately $9.9 million. Upon completion of this offering, these shares will convert into 4,251,194 shares of our common stock.

(6)
From May to October 2004, we issued a total of 21 warrants to purchase an aggregate of 155,187 shares of our common stock, each with an exercise price of $2.3232 per share, to the purchasers of our Series C preferred stock. The warrants expire upon the completion of this offering if and to the extent not exercised prior thereto.

(7)
In November 2004, we issued a warrant to purchase an aggregate of 10,776 shares of our common stock, with an exercise price of $2.3232 per share, to an investor. The warrant was exercised in full in June 2005.

(8)
In October 2005, we issued and sold an aggregate of 5,811,100 shares of our Series D preferred stock to a group of affiliated investors at a price of $2.9216 per share for aggregate gross proceeds of approximately $16.9 million. Upon completion of this offering, these shares will convert into 5,811,100 shares of our common stock.

(9)
In November 2005, we issued a warrant to purchase an aggregate of 19,370 shares of our common stock, with an exercise price of $2.32 per share, to a service provider. The warrant was exercised in full in January 2006.

(10)
In March 2006, we issued an aggregate of 208,950 shares of our common stock at an aggregate value of $685,356, to a group of individuals in connection with our acquisition of certain assets previously held by those individuals and a general partnership of which they were partners.

(11)
From January 1, 2003 to March 31, 2006, we granted stock options under our 2000 stock option plan to purchase 5,348,929 shares of our common stock (net of expirations and cancellations) to our employees, directors and consultants, having exercise prices ranging from $0.06 to $1.50 per share. Of these, options to purchase 2,859,770 shares of common stock have been exercised through March 31, 2006 for aggregate consideration of $575,489, at exercise prices ranging from $0.06 to $0.90 per share.

The offers, sales and issuances of the securities described in paragraphs (1), (2), (3), (4), (7), (9) and (10) was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (5), (6) and (8) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

The offers, sales and issuances of the securities described in paragraph (11) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2000 stock option plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and financial statement schedules.

(a)     Exhibits.

Exhibit Number	Description of Document
1.1(1)	Form of Underwriting Agreement.
3.1	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.
3.2	Form of Amended and Restated Bylaws to be effective upon completion of this offering.
4.1†	Form of Common Stock Certificate.
5.1†	Opinion of Cooley Godward LLP.
10.1+	Form of Indemnity Agreement.
10.2+(1)	2000 Stock Option Plan and Form of Stock Option Agreement thereunder.
10.3+	2006 Equity Incentive Plan and Form of Stock Option Agreement thereunder.
10.4+(1)	Amended and restated offer letter dated April 12, 2006, between the Registrant and Fred Gerson.

10.5+(1)	Offer letter effective January 3, 2006, between the Registrant and Christopher McGurk.
10.6+(1)	Employment offer letter dated November 21, 2002, as amended, between the Registrant and Kevin Hell.
10.7+(1)	Employment offer letter dated April 20, 2004 between the Registrant and David J. Richter.
10.8+(1)	Employment offer letter dated December 13, 2004 between the Registrant and Chris Russell.
10.9+(1)	Employment offer letter dated November 2, 2004, as amended, between the Registrant and John A. Tanner.
10.10+(1)	Letter agreement dated May 26, 2005 between the Registrant, David J. Richter and John A. Tanner.
10.11+(1)	Form of Employee Innovations and Proprietary Rights Assignment Agreement.
10.12+(1)	DivX, Inc. 2006 Executive Cash Bonus Plan.
10.13(1)	Third Amended and Restated Stockholders' Agreement dated October 19, 2005 between the Registrant and certain of its stockholders.
10.14(1)	Real Property Sub-Sublease dated July 7, 2004 between the Registrant and MP3.com.
10.15(1)
Loan and Security Agreements dated September 9, 2002 and July 28, 2003 and Loan and Security Agreement (Exim Program) dated July 28, 2003 between the Registrant and Silicon Valley Bank, each as amended.
10.16*(1)	MPEG-4 Visual Patent Portfolio License dated May 22, 2003 between the Registrant and MPEG LA, L.L.C.
10.17*	Google Toolbar and Google Deskbar Promotion and Distribution Agreement effective June 18, 2004, as amended, between the Registrant and Google Inc.
10.18+	2006 Employee Stock Purchase Plan and Form of Offering Document thereunder.
21.1(1)	Subsidiaries of the Registrant.
23.1(1)	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2†	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1(1)	Power of Attorney. Reference is made to the signature page hereto.

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1)
Previously filed.

(b)    Financial statement schedule.

II—Valuation and qualifying accounts

Allowance for uncollectible sales and accounts	Balance at beginning of year	Charged to operations	Write offs deducted from allowance	Balance at end of year

For the year ended December 31, 2003	32,128	390,785	(32,128)	390,785
For the year ended December 31, 2004	390,785	832,846	(183,129)	1,040,502
For the year ended December 31, 2005	1,040,502	898,839	(976,077)	963,264

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 28th day of July, 2006.

DIVX, INC.
By:	/s/ R. JORDAN GREENHALL R. Jordan Greenhall CEO and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. JORDAN GREENHALL R. Jordan Greenhall	CEO and Chairman of the Board of Directors (Principal Executive Officer)	July 28, 2006
/s/ JOHN A. TANNER John A. Tanner	CFO, Finance and Administration (Principal Financial and Accounting Officer)	July 28, 2006
/s/ PAUL CHAU* Paul Chau	Director	July 28, 2006
/s/ FRANK CREER* Frank Creer	Director	July 28, 2006
/s/ FRED GERSON* Fred Gerson	Director	July 28, 2006
/s/ CHRISTOPHER MCGURK* Christopher McGurk	Director	July 28, 2006
/s/ JERRY MURDOCK* Jerry Murdock	Director	July 28, 2006
* Pursuant to Power of Attorney
/s/ JOHN A. TANNER John A. Tanner Attorney-in-Fact

Exhibit index

Exhibit Number	Description of Document
1.1(1)	Form of Underwriting Agreement.
3.1	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.
3.2	Form of Amended and Restated Bylaws to be effective upon completion of this offering.
4.1†	Form of Common Stock Certificate.
5.1†	Opinion of Cooley Godward LLP.
10.1+	Form of Indemnity Agreement.
10.2+(1)	2000 Stock Option Plan and Form of Stock Option Agreement thereunder.
10.3+	2006 Equity Incentive Plan and Form of Stock Option Agreement thereunder.
10.4+(1)	Amended and restated offer letter dated April 12, 2006, between the Registrant and Fred Gerson.
10.5+(1)	Offer letter effective January 3, 2006, between the Registrant and Christopher McGurk.
10.6+(1)	Employment offer letter dated November 21, 2002, as amended, between the Registrant and Kevin Hell.
10.7+(1)	Employment offer letter dated April 20, 2004 between the Registrant and David J. Richter.
10.8+(1)	Employment offer letter dated December 13, 2004 between the Registrant and Chris Russell.
10.9+(1)	Employment offer letter dated November 2, 2004, as amended, between the Registrant and John A. Tanner.
10.10+(1)	Letter agreement dated May 26, 2005 between the Registrant, David J. Richter and John A. Tanner.
10.11+(1)	Form of Employee Innovations and Proprietary Rights Assignment Agreement.
10.12+(1)	DivX, Inc. 2006 Executive Cash Bonus Plan.
10.13(1)	Third Amended and Restated Stockholders' Agreement dated October 19, 2005 between the Registrant and certain of its stockholders.
10.14(1)	Real Property Sub-Sublease dated July 7, 2004 between the Registrant and MP3.com.
10.15(1)
Loan and Security Agreements dated September 9, 2002 and July 28, 2003 and Loan and Security Agreement (Exim Program) dated July 28, 2003 between the Registrant and Silicon Valley Bank, each as amended.
10.16*(1)	MPEG-4 Visual Patent Portfolio License dated May 22, 2003 between the Registrant and MPEG LA, L.L.C.

10.17*	Google Toolbar and Google Deskbar Promotion and Distribution Agreement effective June 18, 2004, as amended, between the Registrant and Google Inc.
10.18+	2006 Employee Stock Purchase Plan and Form of Offering Document thereunder.
21.1(1)	Subsidiaries of the Registrant.
23.1(1)	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2†	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1(1)	Power of Attorney. Reference is made to the signature page hereto.

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1)
Previously filed.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Signatures
Exhibit index